Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 5,630,290.20	0.0001381	$ 777.54
Fees Previously Paid
	Total Transaction Valuation:	$ 5,630,290.20
	Total Fees Due for Filing:			$ 777.54
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 777.54
Offering Note
[1]	The Transaction Valuation is calculated as the aggregate maximum purchase price for shares of beneficial interest (the "Shares") of Golub Capital Private Income Fund S (the "Fund"), based upon the net asset value per share as of March 31, 2026, of $24.10. This amount is based upon the offer to purchase up to 233,622 Shares, par value $0.01 per share, of the Fund. The amount of filing fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources